EXHIBIT 99

Release Date:                           Contact:
July 11, 2000                           Mr. William L. Windisch, President
                                        Fidelity Bancorp, Inc.
                                        (412) 367-3300
                                        Email:admin@fidelitybank-pa.com


                      FIDELITY BANCORP, INC. ANNOUNCES THE
                       SCHEDULED CLOSING OF ACQUISITION OF
                PENNWOOD BANCORP, INC. AND PENNWOOD SAVINGS BANK


     Pittsburgh, PA - July 11, 2000: Fidelity Bancorp, Inc. (NASDAQ -- "FSBI"), the holding company for Fidelity Savings Bank, Pittsburgh, Pennsylvania, previously announced that on February 18, 2000, Fidelity entered into a definitive Agreement and Plan of Merger with Pennwood Bancorp, Inc., whereby Fidelity was to acquire all of the outstanding common stock of Pennwood Bancorp, Inc., the holding company of Pennwood Savings Bank. Pursuant to the merger agreement with Pennwood, Fidelity is to acquire all the assets and assume all of the liabilities of Pennwood, including Pennwood's main office located at 683 Lincoln Avenue, Pittsburgh, Pennsylvania and two branch offices in Kittanning, Pennsylvania. On May 9, 2000, Fidelity signed an agreement with The Farmers National Bank of Kittanning, Pennsylvania to sell the real property, furniture, fixtures and equipment and transfer the deposit liabilities of the two Kittanning branch offices of Pennwood.

     Fidelity expects to complete the merger with Pennwood and branch sale with Farmers at the close of business on July 14, 2000, subject to several contingencies, including the receipt of all approvals and completion of all legal documents.

     William L. Windisch, President of Fidelity, stated "Effective Saturday, July 15, 2000, we are proud to announce that the former main office of Pennwood Savings Bank located at 683 Lincoln Avenue, Pittsburgh, Pennsylvania will become a full-service branch office of Fidelity. The former Pennwood customers can expect to continue to receive the same type of service from the same employees. In addition, former Pennwood customers will now have access to additional products and services as well as the extensive branch and ATM networks of Fidelity."

     At June 30, 2000, Fidelity had total assets of $518.3 million and stockholders' equity of $27.2 million. Effective July 15, 2000, Fidelity will operate from 10 full-service offices located in Pittsburgh, Allison Park, Mount Lebanon and Zelienople, Pennsylvania.